UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 9, 2007

WITNESS SYSTEMS, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-29335	23-2518693
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

300 Colonial Center Parkway
Roswell, GA	30076
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (770) 754-1900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Merger Agreement

On February 11, 2007, Witness Systems, Inc., a Delaware corporation (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Verint Systems, Inc., a Delaware corporation (“Verint”), and White Acquisition Corporation, a Delaware corporation and a wholly owned subsidiary of Verint (the “Merger Sub”).  Pursuant to the Merger Agreement, the Merger Sub will be merged with and into the Company, with the Company continuing after the Merger as the surviving corporation and a wholly owned subsidiary of Verint (the “Merger”).  At the effective time of the Merger, each outstanding share of the Company’s common stock, other than shares owned by stockholders (if any) who properly exercise appraisal rights under Delaware law, will be converted into the right to receive $27.50 in cash, less applicable withholding taxes (if any).  In addition, at the effective time of the Merger, each outstanding option to purchase the Company’s common stock that is vested at the effective time of the Merger will be converted into a right to receive a cash payment equal to the difference between $27.50 and the exercise price of such option, and each outstanding option to purchase the Company’s common stock that is unvested will be assumed by Verint and be converted into an option to purchase a number of shares and/or a fraction of a share of Verint common stock calculated on the basis of the common stock conversion price of $27.50 and the average closing price of Verint common stock over the 20 trading days immediately prior to the closing of the Merger.

Verint has indicated to the Company that it expects to fund the purchase price through a $650 million debt financing commitment provided by Lehman Brothers, Inc., Deutsche Bank and Credit Suisse and a $293 million preferred stock investment by Comverse Technology, Inc. (a 57% stockholder of Verint).  The remainder of the purchase price will be funded from the combined company’s existing funds.  The funding of the debt financing commitment and the preferred stock investment are not conditions to the closing of the Merger.

The Company has made customary representations and warranties and covenants in the Merger Agreement, including covenants relating to obtaining the requisite approval of the Company’s stockholders and the Company’s conduct of its business between the date of the signing of the Merger Agreement and the closing of the Merger.  The Merger Agreement requires Verint to use best efforts to obtain the proceeds of the debt and equity financings. The Merger Agreement also requires Verint to divest such assets and/or businesses as may be required in order to obtain antitrust clearance, provided that such action would not reasonably be likely to have a material adverse effect on Verint, the Company and their subsidiaries, taking Verint, the Company and their subsidiaries together as a whole. Subject to certain exceptions required for the Company’s directors to comply with their fiduciary duties to stockholders, the Company has also agreed to a customary “no shop” clause, under which the Company has agreed not to solicit, enter into discussions regarding, provide information or take certain other actions in connection with alternative transaction proposals.

The Merger Agreement has been unanimously approved by the Company’s board of directors.  The obligations of the parties to consummate the Merger is conditioned upon, among other things, the adoption of the Merger Agreement by the Company’s stockholders, the termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended and obtaining certain other regulatory approvals.  The Merger Agreement contains certain termination rights of Verint and the Company and provides that, upon the termination of the Merger Agreement under certain circumstances, the Company would be required to pay Verint a termination fee of $35.5 million upon the Company entering into a definitive agreement with respect to, or consummating, a transaction contemplated by any acquisition proposal within twelve months after the date the Merger Agreement is terminated.

Pursuant to the Merger Agreement, the Company is required to submit the Merger Agreement to its stockholders for adoption even if the Company receives a “superior proposal” involving an alternative transaction and the Company’s board of directors determines in accordance with its fiduciary duties to change its recommendation with respect to the Merger.

Other than the Merger Agreement, there is no material relationship between the Company and either of Verint or the Merger Sub.

The foregoing description of the Merger Agreement is not complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto and is incorporated herein by reference in its entirety.

Amendment to Rights Agreement

Prior to entering into the Merger Agreement, on February 11, 2007, the Company’s board of directors adopted and approved an amendment (the “Amendment”) to the Rights Agreement, dated as of October 25, 2002 (“the Rights Agreement”), between the Company and SunTrust Bank (the predecessor to Computershare Trust Company, N.A.).  As a result of the Amendment, (1) the preferred stock purchase rights issued under the Rights Agreement will be inapplicable to the Merger, the Merger Agreement and the other transactions contemplated by the Merger Agreement, (2) the Merger will not cause the rights to separate from the shares of the Company’s common stock or permit the Company’s stockholders to exercise the rights, and (3) the preferred stock purchase rights issued under the Rights Agreement will expire immediately prior to the effective time of the Merger.

The foregoing description of the Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 4.1 hereto and is incorporated herein by reference in its entirety.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

The Company plans to file with the SEC and mail to its stockholders a Proxy Statement in connection with the transaction. The Proxy Statement will contain important information about the Company, Verint, the merger and related matters. Investors and security holders are urged to read the Proxy Statement carefully when it is available.

Investors and security holders will be able to obtain free copies of the Proxy Statement and other documents filed with the SEC by the Company and Verint through the web site maintained by the SEC at www.sec.gov.  Free copies of the Proxy Statement, when available, may also be obtained from the Company and free copies of each company’s other filings with the SEC may also be obtained from the respective companies.  Free copies of the Company filings may be obtained by directing a request to Investor Relations via the web at www.washington.com (Investors – Information Requests) or by sending a written request to Investor Relations, the Company, Inc., 300 Colonial Center Parkway, Roswell, GA 30076.  Free copies of Verint’s filings may be obtained by directing a request to Verint. Investors and security holders can request this information via the web at www.Verint.com (Investor Relations – Information Request) or by sending a written request to Investor Relations, Verint Systems, Inc., 330 South Service Road, Melville, NY 11747.  In addition, investors and security holders may access copies of the documents filed with the SEC by the Company on its website at www.washington.com, and investors and security holders may access copies of the documents filed with the SEC by Verint Systems on its website at www.virginia.com, when they become available.

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from Company stockholders with respect to the transactions contemplated by the merger agreement.  Information regarding the directors and executive officers of the Company is contained in the company’s Annual Report on Form 10-K/A for the year ended December 31, 2005, which was filed with the SEC on February 8, 2007, and its proxy statement for its 2006 Annual Meeting of Stockholders, which was filed with the SEC on or about April 13, 2006.  As set forth in that April 13, 2006 proxy statement, as of March 31, 2006, the individuals who were then directors and executive officers of the Company (other than Mr. David Gould, who is no longer a director or executive officer of the company) beneficially owned (as calculated in accordance with SEC Rule 13d-3) approximately 1,717,089 shares, or approximately 5.2%, of the Company’s common stock. Investors and security holders can obtain free copies of these documents from the Company using the contact information set forth above.  Additional information regarding interests of such participants will be included in the Proxy Statement that will be filed with the SEC in connection with the merger agreement and will be available free of charge as indicated above.

Item 3.01.                                          Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

By letter dated February 15, 2007, the Nasdaq Listing Hearing and Review Council notified the Company of its determination that the Company has demonstrated compliance with all Nasdaq Marketplace Rules.  The letter further states that the previously reported delisting proceedings with respect to the Company’s securities are now closed and that the Company’s securities will continue to be listed on the Nasdaq Global Market.

Item 3.03.                                          Material Modification to Rights of Security Holders.

Prior to entering into the Merger Agreement, on February 11, 2007, the Company’s board of directors adopted and approved an amendment (the “Amendment”) to the Rights Agreement, dated as of October 25, 2002 (“the Rights Agreement”), between the Company and SunTrust Bank (the predecessor to Computershare Trust Company, N.A.).  The Amendment is described in more detail under Item 1.01 above under the caption “Amendment to Rights Agreement.”

Item 5.01.                                          Changes in the Control of Registrant.

If the Merger is consummated, there will be a change in control of the Company.  See the disclosure regarding the Merger and the Merger Agreement under Item 1.01 above for additional information.

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)           On February 9, 2007, the Company and David Gould entered into the First Amendment (the “First Amendment”) to the Separation and Release Agreement between the parties, dated January 3, 2007, pursuant to which, amount other things, the Company and Mr. Gould terminated a certain Change of Control Agreement between the Company and Mr. Gould, dated November 3, 2004, as amended, and clarified certain matters relating to the vesting and exercise of stock options held by Mr. Gould.  The foregoing description of the First Amendment is not complete and is qualified in its entirety by reference to the Amendment, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference in its entirety.

Item 9.01.                                          Financial Statements and Exhibits.

(d)  Exhibits

See the Exhibit Index attached to this Report, which is incorporated herein by reference in its entirety.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 15, 2007	WITNESS SYSTEMS, INC.

	By:	/s/ William F. Evans
William F. Evans
Executive Vice President
and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated as of February 11, 2007, among Verint Systems Inc., White Acquisition Corporation and Witness Systems, Inc.(1)
4.1	Amendment to Rights Agreement, dated as of February 11, 2007, between the Company and Computershare Trust Company, N.A.
10.1	First Amendment to Separation and Release Agreement, dated February 9, 2007, between the Company and David Gould

(1) The schedules to the Merger Agreement have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K.  The Company will furnish copies of any such schedules to the U.S. Securities and Exchange Commission upon request.